Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into as of July 1, 2025 (the “Execution Date”), by and between Amplify Energy Operating LLC, a Delaware limited liability company (“Seller”) and Murphy Exploration & Production Company – USA, a Delaware corporation (“Buyer”, and together with Seller collectively, the “Parties” or each a “Party”).

RECITALS

WHEREAS, Seller is willing to sell, transfer, convey, and assign to Buyer, and Buyer is willing to purchase, accept, and pay for, the Assets (as defined below), all upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer agree as follows:

AGREEMENT

1.             Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, convey, and assign the Assets to Buyer and Buyer agrees to purchase, accept, and pay for the Assets.

2.             Assets. As used herein, the term “Assets” refers to all of Seller’s right, title and interest in and to the following:

(a)           all oil and gas leases (and all leasehold estates created thereby) and oil and gas fee interests and subleases, working interests, overriding royalties, production payments, net profits interests, non-participating royalty interests, non-participating mineral interests, carried interests, options, rights to Hydrocarbons in place, and all other oil and gas interests of any kind or character derived therefrom, in each case, located within the Sale Area, including all such interests described in Exhibit A-1 (Seller’s interest in such leases and other interests, the “Leases”);

(b)           any and all oil, gas, water, CO2, or injection wells located on the property subject to the Leases or on pooled, communitized, or unitized acreage that includes all or any part of the Leases, including, without limiting the foregoing, the interests in the wells shown on Exhibit A-2, whether producing, non-producing, temporarily plugged and abandoned, and whether or not fully described on any exhibit or schedule hereto (the “Wells”);

(c)           all pooled, communitized, or unitized acreage which includes all or part of any Leases, and all tenements, hereditaments, and appurtenances belonging thereto, including all such interests described in Exhibit A-3 (the “Units,” and, together with the Wells and Leases, the “Properties”);

(d)           all currently existing contracts, agreements, and instruments in the possession, custody and control of Seller with respect to the Properties to which Seller is a party, to the extent applicable to the Properties, including operating agreements; unitization, pooling, and communitization agreements; declarations and orders; area of mutual interest agreements, farmin and farmout agreements, exchange agreements, compressor agreements, gathering agreements, marketing agreements, salt water and other disposal agreements, transportation agreements, and processing agreements, including those contracts and agreements set forth on Exhibit B, provided, however, that the term “Contracts” shall not include (i) any contracts, agreements, and instruments included within the definition of “Excluded Assets,” and (ii) the Leases (subject to such exclusion and proviso, the “Contracts”);

(e)           all easements, permits, licenses, servitudes, rights-of-way, surface leases, right of use and easement, and other rights to use the surface or subsurface appurtenant to, and used or held for use in connection with, the Properties, but excluding any permits and other appurtenances included within the definition of “Excluded Assets”;

(f)            all equipment, facilities, machinery, fixtures, and other tangible personal property and improvements used or held for use in connection with the operation of the Properties or the production, storage, transportation, treatment, or processing, marketing, or disposition of Hydrocarbons from the Properties (whether located on or off the Properties), but excluding items included within the definition of “Excluded Assets” (subject to such exclusions, the “Equipment”);

(g)           all Hydrocarbons produced from, or attributable to, the Properties from and after the Effective Time; all Hydrocarbon inventories from and attributable to the Properties that are in storage on the Effective Time; and, to the extent related or attributable to the Properties, all production, plant, and transportation imbalances as of the Effective Time; and all make-up rights with respect to take-or-pay payments (the “Production”);

(h)           all licenses, permits, approvals, consents, certificates and other authorizations, and other rights granted by third Persons, and all certificates of convenience or necessity, immunities, privileges, grants, and other such rights that relate to, or arise from, the other items included in the definition of “Assets” or the ownership or operation thereof;

(i)            all lease files, land files, division order files, abstracts, title opinions, contract files, well and production records, seismic, geological and geophysical data, and other data and software, in each case, to the extent relating to the Properties, excluding, however:

(i)            all corporate, financial, tax, and legal data and records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) or to Seller’s business, operations, assets, and properties not expressly included in this Agreement;

(ii)           all legal records and legal files of Seller including all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases, title opinions, Contracts and other legal records and legal files relating solely to the Assets);

(iii)          data and records relating to the sale of the Assets, including communications with the advisors or representatives of Seller or any of its Affiliates;

(iv)          any data and records relating to the Excluded Assets;

(v)           those original Records retained by Seller pursuant to Section 27; and

(vi)          any other files, records or data which are specifically described on Exhibit C;

(Clauses (i) through (vi) shall hereinafter be referred to as the “Excluded Records” and subject to such exclusions, the data, software and records described in this Section 2(i) are referred to herein as the “Records”).

(j)            all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; and (ii) liens and security interests in favor of Seller or any Affiliate thereof, whether choate or inchoate under any Law or contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Seller as operator or non-operator of any Property; and

(k)           all rights of Seller to audit the records of any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity (“Person”) and to receive refunds or payments of any nature, and all amounts of money relating thereto, in all cases from and after the Effective Time, to the extent relating to obligations assumed by Buyer pursuant to this Agreement.

3.             Excluded Assets. Notwithstanding anything to the contrary in Section 2 or elsewhere in this Agreement, the “Assets” shall not include any rights with respect to any Excluded Assets. “Excluded Assets“ means all assets, properties, and business of Seller other than the Assets, including the following:

(a)           the Excluded Records;

(b)           all trademarks and trade names;

(c)           all of Seller’s interests in office leases and buildings;

(d)           claims of Seller for refunds with respect to taxes allocated to Seller pursuant to Section 13, or taxes imposed on or with respect to the Excluded Assets;

(e)           costs and revenues associated with all joint interest audits and other audits of Property Costs to the extent covering periods prior to the Effective Time;

(f)            Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(g)           all work product of Seller’s attorneys, records relating to the negotiation and consummation of the transactions contemplated hereby and documents and instruments that are subject to the attorney-client privilege;

(h)           any patent, patent application, logo, service mark, copyright, trade name, trademark or other intellectual property of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(i)            all futures, options, swaps, and other derivatives; and

(j)            any other assets, contracts, or rights which are (i) not described or referred to in Section 2, or (ii) specifically described on Exhibit C (whether or not described or referred to in Section 2).

4.             Sale Price. The sale price for the Assets shall be Twenty-Three Million Dollars ($23,000,000.00) (the “Sale Price”), as adjusted pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Sale Price shall not be adjusted for any cost arising out of the Capital Recovery Expense Program, and Buyer shall assume all Liabilities related thereto, regardless of whether such obligations arose before, on or after the Effective Time, which Liabilities shall, for the avoidance of doubt, be Assumed Obligations hereunder.

5.             Effective Time. The sale of the Assets shall be effective as of 7:00 a.m. at the location of the Sale Area on June 15, 2025 (the “Effective Time”).

6.             Closing.

(a)           The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on or before July 15, 2025 (the “Target Closing Date”), or if all conditions in Section 6(b) to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Section 15. The date on which the Closing occurs with respect to an Asset is referred to herein as the “Closing Date” for such Asset. At Closing, (i) the Parties shall each execute duplicate original counterparts of the form of Assignment and Bill of Sale attached hereto as Exhibit D (each, an “Assignment and Bill of Sale”) as necessary to transfer the Assets to Buyer as contemplated in this Agreement, to allow recording in all appropriate jurisdictions and offices, with such Assignment and Bill of Sale containing a special warranty of Defensible Title by, through, and under Seller, but not otherwise, (ii) Buyer shall deliver to Seller in immediately available funds and pursuant to any wiring instructions provided by Seller, an amount equal to the Sale Price, adjusted pursuant to the terms of this Agreement, (iii) Seller shall deliver to Buyer evidence of non-foreign status of Seller in the form of a W9, (iv) Seller shall deliver executed releases of any and all mortgages, financing statements, fixture filings and security agreements encumbering the Assets to the extent relating to financing arrangements of Seller or its Affiliates for borrowed money, (v) Seller shall transfer operatorship to the Assets to Buyer to the extent Seller is legally and/or contractually able to do so, and (vi) the Parties shall each take such other actions and deliver such other documents as are contemplated by this Agreement.

(b)           The obligations of each Party to proceed with any Closing as provided in this Agreement shall be subject to the satisfaction or waiver (by the Party whose obligation to proceed with Closing is conditioned upon such item) of the following conditions precedent: (i) all representations and warranties of the other Party contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which are true and correct in all respects) as of the Execution Date and at and as of Closing in accordance with their terms as if remade as of the Closing; provided, that in the event of a breach of or inaccuracy in the representations and warranties of Seller set forth in this Agreement, the condition set forth in this Section 6(b) shall be deemed satisfied unless the effect of all breaches of or inaccuracies in Seller’s representations and warranties taken together results in a Material Adverse Effect; (ii) the other Party shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by such Party at or prior to the Closing in all material respects (and in all respects, in the case of covenants and agreements qualified by materiality or substantiality); (iii)  no injunction, order or award shall have been entered by any Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the transaction contemplated hereby or that grants substantial damages in connection therewith, and that remains in effect at the time of Closing; nor shall there be, as of the Closing Date, any suit, action or other proceeding pending before any Governmental Authority (or threatened) that seeks to restrain or prohibit the transaction contemplated hereby or seeks substantial damages in connection therewith; and (iv) all reductions to the Sale Price determined under Section 9 in respect of any un-obtained Consents (other than Customary Post-Closing Consents or Soft Consents) shall, in the aggregate be less than ten percent (10%) of the unadjusted Sale Price.

7.             Sale Price Adjustment. The Sale Price shall be adjusted, without duplication, as follows:

(a)           upward by all Property Costs attributable to the Assets incurred during or allocable to any period on and after the Effective Time that have been paid by or on behalf of Seller;

(b)           upward by an amount equal to the sum of all amounts realized from and accruing to the Assets prior to the Effective Time which have been received by Buyer;

(c)           downward by all unpaid ad valorem, property, and similar taxes and assessments insofar as such unpaid taxes relate to periods prior to the Effective Time;

(d)           downward by all Property Costs attributable to the Assets incurred during any period prior to the Effective Time that have been paid by or on behalf of Buyer;

(e)           downward by an amount equal to the sum of all amounts realized from and accruing to the Assets since the Effective Time which have been received by Seller;

(f)            with respect to imbalances associated with the Assets as of the Effective Time, downward (for amounts owed by Seller to any third Person) or upward (for amounts owed to Seller by any third Person) as of the Effective Time (i) in the case of gaseous Hydrocarbons, on the basis of the NYMEX natural gas front month index price on the first Business Day of the month in which the Execution Date occurs multiplied by the amount of the imbalance in MMBtu; (ii) in the case of liquid Hydrocarbons, on the basis of the NYMEX crude oil front month index price on the first Business Day of the month in which the Execution Date occurs multiplied by the amount of the imbalance in barrels; or (iii) by an amount agreed to in writing by the Parties;

(g)           downward by the amount of royalty, overriding royalty, and other burdens payable out of production of Hydrocarbons from the Properties or the proceeds thereof to third Persons but held in suspense by Seller at the Closing, and any interest accrued in escrow accounts for such suspended funds, to the extent such funds are not transferred to Buyer’s control at the Closing; and

(h)           downward by the amount of any adjustments for Assets not transferred at Closing due to Consents as provided in Section 9.

8.             Split of Expenses and Revenues. Seller shall be entitled to all amounts realized from and accruing to the Assets prior to the Effective Time and shall be responsible for all Property Costs incurred with respect to the ownership, development and operation of the Assets prior to the Effective Time. Buyer shall be entitled to any amounts realized from and accruing to the Assets subsequent to the Effective Time and shall be responsible for all Property Costs incurred with respect to the ownership, development and operation of the Assets from and after the Effective Time. Without duplication of any adjustments made pursuant to Section 7, (a) should any Party or its Affiliates receive after Closing any proceeds or other income to which the other Party is entitled under this Section 8, such Party shall fully disclose, account for, and promptly remit the same to such other Party, and (b) should any Party pay after Closing any Property Costs for which the other Party is responsible under this Section 8, such Party shall be reimbursed by the other Party promptly after receipt of such Party’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.

9.             Consents.

(a)           Promptly, but no later than five (5) days after the Execution Date, Seller shall prepare and send notices to the holders of any third-party Consent applicable to any of the Assets and which is triggered by the transactions contemplated by this Agreement in compliance with the terms of such rights requesting waivers of such rights or consent to the transactions contemplated by this Agreement, as applicable. Seller shall notify Buyer of any of the Consents which, as of three (3) days prior to the Target Closing Date, have not been waived, granted or exercised.

(b)           In no event shall there be withheld or retained by Seller at Closing any Asset for which an applicable Consent has not been satisfied or waived, including (i) Soft Consents or (ii) Consents of Governmental Authorities customarily obtained after Closing (if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such Consent if certain specifically enumerated conditions set forth in such applicable Law are satisfied) (such Consents set forth in subpart (ii) of this sentence, “Customary Post-Closing Consents”).  With respect to any Consent which by its terms cannot be unreasonably withheld by the holder thereof (each a “Soft Consent”), the time period for exercise of such Consent shall be deemed to have elapsed on the date that is thirty (30) days after the date that the holder of such Consent has received a request for such consent or approval and either no response from the holder thereof has been received or, in the reasonable opinion of both of the Parties, the holder’s stated basis on which such consent or approval is being withheld is unreasonable.  If on the Closing Date there are any Assets for which Consents (including Soft Consents or Customary Post-Closing Consents) have not been obtained or waived, then (i) the affected Assets (or portions thereof) shall be conveyed to Buyer at Closing, (ii) Seller shall use commercially reasonable efforts from and after Closing to assist Buyer with obtaining the relevant Consents, and (iii) Buyer shall indemnify, defend and hold Seller, its Affiliates, and its and their respective officers, directors, managers, partners, employees, and agents harmless from any and all obligations and Liabilities arising out of or in connection with the conveyance of the Assets subject to such Consents.

10.           Seller’s Representations and Warranties. Subject to the provisions of this Section 10, and the other terms and conditions of this Agreement, Seller hereby represents and warrants to Buyer that each of the following statements are true and correct:

(a)           Generally.

(i)            Any representation or warranty qualified “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of Tony Lopez.

(ii)            Notwithstanding anything to the contrary contained in this Agreement (including without limitation Seller’s failure to disclose any matter required to be disclosed on any Schedule), Buyer agrees that no representation or warranty of Seller in this Agreement or related document shall be deemed to be untrue or incorrect, and Seller shall not be deemed to be in breach thereof, if Buyer had knowledge as of the Execution Date or as of Closing of any such undisclosed matter or that any such representation or warranty was untrue or incorrect.

(b)            Corporate Matters. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware and is qualified to conduct business in Texas. Seller has the power to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing) and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller), and this Agreement constitutes, and at the Closing, such documents shall constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the Seller’s governing documents of Seller, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material agreement, contract, note, bond, mortgage, indenture, or other financing instrument to which Seller is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) violate any Laws, rules or regulations applicable to Seller.

(c)           Litigation. There are no actions, suits, demands, investigations, administrative proceedings, or other proceedings pending before any Governmental Authority or arbitrator or, to Seller’s knowledge, threatened in writing with respect to the Assets or Seller’s interest therein that could have a Material Adverse Effect. There are no actions, suits or proceedings pending before any Governmental Authority or arbitrator or, to Seller’s knowledge, threatened in writing against Seller or any of its Affiliates, which are reasonably likely to impair or delay materially Seller’s ability to perform its obligations under this Agreement that could have a Material Adverse Effect.

(d)           Taxes. To Seller’s knowledge, during the period of Seller’s ownership of the Assets, all ad valorem, property, production, severance and similar Taxes and assessments (including penalties and interest) based on or measured by (a) the ownership of the Assets, (b) the production of Hydrocarbons or (c) the receipt of proceeds therefrom, in each case, that have become due and payable before the Effective Time were properly paid, other than Taxes that are being contested in good faith.

(e)           Compliance with Laws. To Seller’s knowledge, Seller’s ownership of the Assets is and has been in compliance with all applicable Laws, rules and regulations, except such failures to comply as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(f)            Contracts. To Seller’s knowledge, Exhibit B lists all Contracts related to the Assets. To the knowledge of Seller, neither Seller nor any other party is in default under any Contract. To Seller’s knowledge, all Contracts are in full force and effect, except for such non-effectiveness as does not, individually or in the aggregate, have a Material Adverse Effect. To Seller’s knowledge, no notice of default or breach has been received or delivered by Seller under any Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices received by Seller of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Contract. Prior to the date of this Agreement, Seller has made available or, within two (2) days after the execution of this Agreement, Seller shall have made available to Buyer (or its representatives) true and complete copies of each Contract set forth on Exhibit B and all known amendments or modifications thereto.

(g)           Non-Consent Operations. Except as set forth on Schedule 10(g), Seller has not (a) elected not to participate in any operation or activity proposed with respect to the Properties, (b) failed to timely make any election as to whether to participate in any operation or activity proposed with respect to the Properties or (c) failed to make any payments due with respect to operations or activities proposed with respect to the Properties in which Seller did previously elect to participate, in each case, which could result in any of Seller’s interest in the Properties becoming subject to a penalty or forfeiture (including by deemed non-participation in an operation or activity proposed with respect to the Properties under an applicable operating agreement or pooling or integration order) as a result of such action or inaction of the types noted in subparts (a), (b) or (c) of this Section 10(g).

(h)           Outstanding Capital Commitments. Except as set forth on Schedule 10(h), there are no outstanding authorities for expenditure which are binding on the Assets and which could result in a Material Adverse Effect on the Assets.

(i)            Environmental. Seller has not entered into, and, to the best of Seller’s knowledge, no predecessor to Seller has entered into, or is subject to, any agreements, consent orders, decrees, judgments, license or permit conditions, or other directives of Governmental Authorities based on any Environmental Laws that relate to the future use of any of the Assets or that require any change in the present conditions of any of the Assets. To the best of Seller’s knowledge, there are no actions, suits, claims or proceedings seeking money damages, injunctive relief, remedial action or other remedy, pending or threatened, against any of the Assets or against Seller arising from its ownership of the Assets and relating to the violation of, or noncompliance with, an Environmental Law; the disposal, discharge or release of any hazardous substance; or the exposure of any Person to any other solid waste, pollutant, chemical substance, noise or vibration.

(j)            Records and Information. The Records have been maintained in the ordinary course of business, consistent with Seller’s past practice, and Seller has not intentionally omitted any material information from the Records.

(k)           Preferential Rights and Consents. Except as set forth on Schedule 10(k), to Seller’s knowledge, there are no, and as of Closing there will not be any, Consents applicable to any of the Assets or by which the Assets are bound. To Seller’s knowledge, there are no, and as of Closing there will not be, any Preferential Rights applicable to any of the Assets or by which the Assets are bound.

(l)            Liability for Brokers’ Fees. Buyer shall not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Seller for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

(m)          Imbalances. To Seller’s knowledge, Seller’s interests in the Assets are not subject to any material imbalances.

(n)           Bankruptcy. There are no pending bankruptcy, reorganization or arrangement proceedings, nor, to Seller’s knowledge, any contemplated or threatened bankruptcy, reorganization or arrangement proceedings against Seller.

(o)           AMIs. Except as set forth on Schedule 10(o), to Seller’s knowledge there are no, and, as of Closing there will not be any, Areas of Mutual Interest contractual obligations which bind Buyer to offer, sell, or otherwise share or convey an Asset to a third-party or similar contractual obligations (each an “AMI”) applicable to any of the Assets or by which the Assets are bound, nor are there, and as of Closing there will not be, any AMIs applicable to any of the Assets or by which the Assets are bound.

11.           Buyer’s Representations and Warranties. Subject to the provisions of this Section 11, and the other terms and conditions of this Agreement, Buyer hereby represents and warrants to Seller that as of the Execution Date, each of the following statements are true and correct:

(a)           Corporate Matters. Buyer is a corporation company duly organized, validly existing, and in good standing under the Laws of the state of Delaware and is qualified to conduct business in Texas. Buyer has the power to enter into and perform this Agreement (and all documents required to be executed and delivered by Buyer at Closing) and to consummate the transactions contemplated by this Agreement (and such documents). The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Buyer at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents required to be executed and delivered by Buyer at Closing shall be duly executed and delivered by Buyer), and this Agreement constitutes, and at the Closing, such documents shall constitute, the valid and binding obligations of Buyer, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the governing instruments of Buyer, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Buyer is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Buyer as a party in interest, or (iv) violate any Laws, rules or regulations applicable to Buyer.

(b)           Liability for Brokers Fees. Seller shall not, directly or indirectly, have any responsibility, Liability, or expense as a result of undertakings or agreements of Buyer for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

(c)           Litigation. There are no actions, suits or proceedings pending before any Governmental Authority or arbitrator or, to Buyer’s knowledge, threatened in writing against Buyer or any of its Affiliates, which are reasonably likely to impair or delay materially Buyer’s ability to perform its obligations under this Agreement that could have a Material Adverse Effect.

(d)           Bankruptcy. There are no pending bankruptcy, reorganization or arrangement proceedings, nor, to Buyer’s knowledge, pending or threatened bankruptcy, reorganization or arrangement proceedings against Buyer.

(e)           Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated in this Agreement, Buyer (a) has relied and will rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, insurance, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials (including any physical or virtual data room materials) made or given by any representatives or consultants or advisors engaged by Seller and (b) has satisfied or will satisfy itself through its own due diligence as to the matters affecting the Assets. Buyer has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder.

12.           Certain Covenants; Commitments.

(a)           From the Execution Date through Closing, Seller (i) will obtain the prior written consent of Buyer prior to amending or terminating or entering into any new Contracts with respect to the Assets, (ii) will manage the Assets in a manner consistent with past practices, and in compliance in all material respects with applicable Law and existing operating agreements, including maintaining customary books and records consistent with past practice with respect to the Assets, (iii) will maintain insurance coverage on the Assets in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases, and (v) will not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets.

(b)           If, prior to the Closing Date, Seller receives an AFE from a party other than Buyer, including an AFE for any newly proposed well or any supplemental AFE, Seller will forward the same to Buyer as soon as reasonably practicable (including by e-mail) following receipt by Seller. Seller shall then consult with Buyer regarding such AFE, however, Seller shall not, without the prior written consent of Buyer, (i) elect not to participate in any operation or activity proposed with respect to the Properties, (ii) fail to timely make any election as to whether to participate in any operation or activity proposed with respect to the Properties or (iii) fail to make any payments due with respect to operations or activities proposed with respect to the Properties in which Seller has elected, or does elect, to participate, in each case, which could result in any of Seller’s interest in such Properties becoming subject to a penalty or forfeiture (including by deemed non-participation in an operation or activity proposed with respect to the Properties under an applicable operating agreement) as a result of such action or inaction of the types noted in subparts (i), (ii) or (iii) of this Section 12(b).

13.           Taxes. All property taxes and ad valorem taxes assessed against the Assets shall be allocated between Seller and Buyer on a per diem basis as of the Effective Time if and as paid, whether before or after the post-Closing accounting (as set forth in Section 14).

14.           Post-Closing Accounting.

(a)           Reserved.

(b)           A post-Closing accounting to finalize the adjustments to the Sale Price provided herein shall be held no later than one hundred and twenty (120) days after the Closing Date. At that time, Seller shall provide to Buyer a complete account as to all invoices paid and all revenues received attributable to all operations on the Assets during the period from the Effective Time to the Closing Date. Such account shall be settled between the Parties by the payment of cash, as appropriate, pursuant to a final settlement statement setting forth the items noted in Section 7 and taking into account payments related to such matters that were made at Closing, to be prepared by Seller and approved by both Parties.

15.           Termination.

(a)           This Agreement may be terminated at any time prior to Closing: (i) by the mutual prior written consent of Seller and Buyer or (ii) by either Seller or Buyer if the Closing has not occurred on or before 5:00 pm local time in Houston, Texas on the date that is five (5) Business Days after the Target Closing Date; provided, however, that, no Party shall be entitled to terminate this Agreement pursuant to subpart (ii) of this Section 15(a) if the Closing has failed to occur because (x) such Party willfully failed to perform or observe in any material respect its covenants and agreements hereunder, (y) such Party is in material breach of its representations and warranties set forth in this Agreement, in each case of (x) or (y), in a manner that causes the conditions with respect to the other Party’s obligation to consummate the transactions contemplated by this Agreement set forth in Section 6(b), as applicable, not to be satisfied, or (z) such Party fails to proceed with the consummation of the transactions contemplated by this Agreement once the applicable conditions to such Party’s obligation to proceed with Closing in Section 6(b) have been satisfied or waived.

(b)           If this Agreement is terminated pursuant to Section 15(a), this Agreement shall become void and of no further force or effect (except for the provisions of Section 10(l), this Section 15, Section 17, Section 21, Section 22, Section 24, Section 25, Section 26, Section 28, Section 29, Section 30, Section 31, Section 33, Section 35 and Section 36 and any defined terms necessary to give meaning to such provisions, all of which shall continue in full force and effect).

16.           Survival. The representations and warranties of Seller set forth in Section 10, but excluding Section 10(d), shall survive the Closing for a period of twelve (12) months following the Closing Date. The representations and warranties of Seller set forth in Section 10(d) shall survive Closing until the expiration of the applicable statute of limitations. The covenants and other agreements of Seller and Buyer set forth in this Agreement to be performed before Closing terminate on the Closing Date. The covenants and other agreements of Seller and Buyer set forth in this Agreement to be performed after Closing survive the Closing Date until fully performed. The special warranty of Defensible Title shall survive the Closing for a period of eighteen (18) months following the Closing Date.

17.           Disclaimers.

(a)           Other than the representations contained in this Agreement and the special warranty of Defensible Title contained in any Assignment and Bill of Sale, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN SECTION 10 OF THIS AGREEMENT OR IN THE ASSIGNMETN AND BILL OF SALE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS, FUTURE REVENUES GENERATED BY THE ASSETS OR FUTURE COSTS ASSOCIATED WITH THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER IS DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)           SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE WILL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER IS DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

18.           Assumed Obligations / Buyer’s Indemnity. If Closing occurs:

(a)           Without limiting Buyer’s rights to indemnification under this Section 18 or Buyer’s other rights under this Agreement, on the Closing Date, Buyer shall assume, and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Liabilities, whether known or unknown, liquidated or contingent, to the extent arising from, based upon, related to, or associated with, the Assets, regardless of whether such obligations or Liabilities arose prior to, on, or after the Effective Time, in each case, to the extent and only to the extent not constituting Retained Obligations (all such obligations and Liabilities, the “Assumed Obligations”).

(b)           Buyer shall, from and after Closing, indemnify, defend and hold Seller, its Affiliates, and its and their respective officers, directors, managers, partners, employees, and agents harmless from any and all obligations and Liabilities arising out of or in connection with (i) a breach of any of Buyer’s representations, warranties, covenants or agreements contained in this Agreement or any documents executed by Buyer pursuant hereto or (ii) the Assumed Obligations, in each case, EVEN IF SUCH OBLIGATIONS OR LIABILITIES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER, AN INVITEE, OR A THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING ANY OBLIGATIONS AND LIABILITIES TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PARTY INDEMNIFIED UNDER THIS SECTION 18(b), excluding, however, in each case any and all obligations and Liabilities for which Seller would be required to indemnify Buyer under Section 19(b).

19.           Retained Obligations / Seller’s Indemnity. If Closing occurs:

(a)           Buyer shall not assume or otherwise become liable for, and Seller hereby agrees to retain, fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged), in each case, whether or not relating to the Assets, whether absolute, contingent, or otherwise, whether known or unknown, accrued or un-accrued, and regardless of whether such obligation or Liability was disclosed to Buyer, all obligations and Liabilities: (i) with respect to the Excluded Assets; (ii) that are tax obligations allocable to Seller pursuant to Section 13 of this Agreement; (iii) that relate to any injury, death, or third Person property damage attributable to, or arising out of, the ownership or operation of the Assets prior to the Closing Date; or (iv) that are attributable to claims threatened or litigation existing as of the Closing Date related to Seller or the Assets (collectively such obligations and Liabilities in (i) – (iii), the “Retained Obligations”).

(b)           Seller shall, from and after the Closing, indemnify, defend and hold Buyer, its Affiliates, and its and their respective officers, directors, managers, partners, employees, and agents harmless from any and all reasonable expenses and attorneys’ fees, and any obligations and Liabilities arising out of or in connection with (i) a breach of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement or any documents executed by Seller pursuant hereto or (ii) the Retained Obligations EVEN IF SUCH OBLIGATIONS OR LIABILITIES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF BUYER, AN INVITEE, OR A THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING ANY OBLIGATIONS OR LIABILITIES TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PARTY INDEMNIFIED UNDER THIS SECTION 19(b). Notwithstanding any term of this Agreement to the contrary, Seller’s indemnity obligations set forth in Section 19(b)(ii) expire and cease to be of any force or effect on the date that is twenty-four (24) months following the Closing Date.

20.           Indemnification. With respect to each of the Parties rights under Section 18(b) or Section 19(b), as applicable, the following shall apply:

(a)           Notification. As soon as reasonably practical after obtaining knowledge thereof, the Party having the right to be indemnified (the “Indemnified Party”) shall notify the Party having an obligation to indemnify such Indemnified Party (“Indemnifying Party”) of any claim or demand which the Indemnified Party has determined has given or could give rise to a claim for indemnification under Section 18 or Section 19, as applicable. Such notice shall specify the agreement, covenant, representation or warranty or other basis for indemnification under this Agreement with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of Liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be obligated to provide indemnity and/or defend under Section 18 or Section 19, as applicable, an Indemnified Party shall have the right to be represented by its own counsel in any such action, suit or proceeding, and defend such action, suit or proceeding with respect to itself at the expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder for such action, suit or proceeding). Subject to the foregoing provisions of this Section 20, neither Party shall, without the other Party’s prior written consent, settle, compromise, confess or permit judgment by default in any action, suit or proceeding if such action would create or attach any Liability to the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding for which the other Party owes indemnity under Section 18 or Section 19, as applicable, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding; provided, however, that the Parties shall not be required to make available information and documents that would constitute a breach or waiver of the attorney-client privilege or violate any obligation of confidentiality binding on such disclosing Party. Within twenty (20) days of receipt of written notice by an Indemnified Party to the Indemnifying Party, the Indemnifying Party will reimburse the Indemnified Party for all documented out-of-pocket payments, costs and expenses, including amounts paid in settlement, incurred by the Indemnified Party in connection with any Liability which such Indemnified Party is entitled to indemnification by the Indemnified Party pursuant to Section 18 or Section 19, as applicable.

(b)           Limitations on Indemnification.

(i)            The indemnities in Section 19(b)(i) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. The indemnity in Section 19(b)(ii) and the remainder of this Agreement shall survive without time limit.

(ii)           Seller shall not have any Liability for any indemnification under Section 18 or Section 19, as applicable, with respect to breaches of Seller’s representations and warranties for an individual matter unless and until the amount of the Liabilities with respect to which Seller admits (or it is otherwise finally determined that Seller has) an obligation to indemnify Buyer pursuant to the terms of Section 18 or Section 19, as applicable, exceeds Fifty Thousand Dollars ($50,000) (the “Individual Indemnity Threshold”). Without limiting the foregoing, Seller shall not have any Liability for any indemnification under Section 18 or Section 19, as applicable, with respect to breaches of Seller’s representations and warranties, unless and until the aggregate liability for all Liabilities (A) for which indemnification claim notices are timely delivered pursuant to Section 20(a), (B) with respect to which Seller admits (or it is otherwise finally determined) that Seller has an obligation to indemnify Buyer pursuant to the terms of Section 18 or Section 19, as applicable, and (C) which exceed the Individual Indemnity Threshold exceeds two percent (2%) of the Sale Price, and then only to the extent such Liabilities do not exceed ten percent (10%) of the unadjusted Sale Price (the “Cap”). For the avoidance of doubt, Seller’s aggregate liability under this Agreement shall under no circumstances exceed the Cap.

(iii)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, an Indemnifying Party shall not be required to indemnify the Indemnified Party under Section 18 or Section 19, as applicable, for aggregate damages in excess of the Sale Price; provided, however, that nothing in either Section 20(b)(ii) or this Section 20(b)(iii) shall limit indemnification for (A) breaches of Seller’s representations and warranties in Section 10(a), Section 10(d), Section 10(l), Section 10(m), (B) breaches of Seller’s special warranty of Defensible Title in any Assignment and Bill of Sale, or (C) Liabilities with respect to taxes; provided, further, that for purposes of this Section 20, any representation, warranty, or covenant set forth in this Agreement which is qualified by materiality or Material Adverse Effect shall be deemed not to be so qualified.

(c)           Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except for each of the Parties’ rights with respect to Sections 9, 14(b), 24, and 34 (each of which shall be enforceable by remedies available outside of this Section 20), from and after Closing, Seller’s and Buyer’s sole and exclusive remedy against each other with respect to this Agreement and the transactions contemplated hereby (including, without limitation, breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement, and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by each Party at Closing pursuant to Section 6(b)(iii), as applicable) is set forth in this Section 20 and if no such right of indemnification is expressly provided therein, then such claims are hereby waived to the fullest extent permitted by Law. Except for (i) the remedies contained in this Section 20 and (ii) with respect to the Parties rights under Sections 9, 14(b), 24, and 34, any additional remedies available outside of this Section 20, upon Closing, each Party releases, remises, and forever discharges the other and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, Liabilities or causes of action whatsoever, in Law or in equity, known or unknown, which such Party might now or subsequently may have, based on, relating to, or arising out of this Agreement or Seller’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE OIL POLLUTION ACT OF 1990, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

(d)           Reserved.

(e)            Extent of Indemnification. THE INDEMNIFICATION, ASSUMPTION, AND RETENTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OUT OF OR RESULTED FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT BY ANY PERSON ENTITLED TO INDEMNITY UNDER SECTION 18(b) OR SECTION 19(b), AS APPLICABLE, BUT EXCLUDING ANY LIABILITIES TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON WHO IS ENTITLED TO INDEMNITY HEREUNDER.

21.           Limitation on Damages. Notwithstanding anything to the contrary contained herein, neither Buyer nor Seller, nor any of their respective Affiliates (or other Persons entitled to indemnity under Section 18(b) or Section 19(b)) shall be entitled to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) or lost profits (other than lost profits that constitute direct damages) and Buyer and Seller, for themselves and on behalf of their respective Affiliates and the Persons associated with such Party who are entitled to indemnity under Section 18(b) or Section 19(b), as applicable, hereby expressly waive any right to consequential, special, or punitive damages or lost profits (other than lost profits that constitute direct damages) in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties under the express terms of this Agreement).

22.           Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission of an executed signature page to this Agreement (including scanned documents delivered by email), which shall be binding upon all Parties the same as an original hand executed signature page.

23.           Binding Agreement; Assignment. Until Closing, no Party shall assign or otherwise transfer all or any part of this Agreement to any Person other than an Affiliate of such Party, without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. Without limitation of the foregoing, no assignment or other transfer of all or any part of this Agreement by a Party (or its successor or assign) shall relieve such Party (or successor or assign) of any of its obligations under this Agreement regardless of whether such obligations are incurred prior to or after the applicable assignment or transfer.

24.           Public Announcements; Confidentiality. Neither Seller nor Buyer shall make any press release or other public announcement regarding or disclosing, or disclose to any third Person (other than their respective representatives), the identity of the Parties or the express terms of this Agreement without the prior written consent of the other Party; provided, however, that the foregoing shall not restrict such disclosures to the extent (a) necessary for a Party to perform this Agreement (including such disclosure to any applicable Governmental Authority), (b) required (upon advice of counsel) by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (c) to bring or defend any claims under or with respect to this Agreement or any document executed pursuant hereto, or (d) to such Party’s investors and members, including a Party’s Affiliates’ investors and limited partners, and to prospective investors or other Persons as part of fundraising or marketing activities undertaken by Party’s Affiliates (as long as such Persons are bound to ordinary and customary obligations of confidentiality).

25.           Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and fax numbers set forth below (or to such other recipients, addresses, or fax numbers as a Party may designate by notice to the other Party):

If to Seller:	Amplify Energy Operating LLC
500 Dallas Street, Suite 1700
Houston, TX 77002
Attention: Eric Willis
Email: eric.willis@amplifyenergy.com
Telephone: (832) 219-9026

If to Buyer:	Murphy Exploration & Production Company – USA
9805 Katy Freeway, Suite G-200
Houston, Texas 77024
Attention: Kane Heinen and Clint Yaeger
Email: kane_heinen@murphyoilcorp.com and
clint_yaeger@murphyoilcorp.com
Telephone: (281) 675-9008

26.           Expenses. Except as otherwise provided in this Agreement, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the exhibits and schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants, brokers and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Buyer shall be borne solely and entirely by Buyer. Notwithstanding anything to the contrary contained herein, Buyer shall be liable for and shall pay any transfer tax, sales or use tax and other similar taxes resulting from consummation of the transactions contemplated hereby.

27.           Records. As soon as practicable, but in no event later than ten (10) days after the Closing Date, Seller shall deliver or cause to be delivered to Buyer any Records that are in the possession of Seller or its Affiliates and copies of any other Records for which Seller does not have originals, in each case, in the format reasonably requested by Buyer and subject to the next sentence, Seller may retain the originals of those Records relating to tax and accounting matters and shall provide Buyer, at its request, with copies of such Records other than Records that pertain solely to income tax matters related to the Assets. Seller may retain copies of any other Records.

28.           Governing Law and Venue. This Agreement and the relationship of the Parties with respect to the transactions contemplated hereby shall be governed by the Laws of the State of Texas without regard to conflicts of Laws principles; provided, however, in connection with the determination of the existence of any environmental matter, the federal Laws of the United States and the Laws of the state where the applicable affected Asset is located shall govern and control such determination. Any dispute, controversy, claim, or action arising out of or relating to this Agreement and any documents contemplated hereby, each as amended from time to time, including regarding the validity or effect of this Agreement or the performance, breach, validity, interpretation, application, or termination hereof, and any of the transactions contemplated hereunder, shall be brought in the federal or state courts located in the city of Houston, Harris County, State of Texas. Each of the Parties hereto (w) irrevocably submits to the exclusive jurisdiction of each such court in any such dispute, controversy, claim, or action, (x) waives any objection it may now or hereafter have to venue or to an inconvenient forum, (y) agrees that all such disputes, controversies, claims, and actions shall be heard and determined only in such courts, and (z) agrees not to bring any dispute, controversy, claim, or action arising out of or relating to this Agreement or any documents contemplated hereby or any of the transactions contemplated hereunder in any other court. THE PARTIES HEREBY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

29.           Entire Agreement. This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

30.           No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Seller and Buyer to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in this Agreement.

31.           Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

32.           Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York or Houston, Texas, United States of America (a “Business Day”) (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

33.           Waivers and Amendments. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Buyer and expressly identified as an amendment or modification to this Agreement.

34.           Further Assurances. After Closing, Seller and Buyer each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement, it being the intent of the Parties that Seller shall convey to Buyer all of its right, title and interest to any Assets, whether or not the same are specifically enumerated on Exhibit A.

35.           References. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this agreement” “this instrument”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Unless the context otherwise requires: “including” and its grammatical variations mean “including without limitation”; “or” is not exclusive; words in the singular form shall be construed to include the plural and vice versa; words in any gender include all other genders; references herein to any instrument or agreement refer to such instrument or agreement as it may be from time to time amended or supplemented; and references herein to any Person or entity include such Person’s or entity’s successors and assigns. All references to terms which are expressly defined in this Agreement shall have their defined meaning regardless of whether such terms are stated in all capitalized letters or in the tense in which they were expressly defined herein. All references in this Agreement to exhibits and schedules refer to exhibits and schedules to this Agreement unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes. This Agreement has been drafted with the joint participation of Seller and Buyer and shall be construed neither against nor in favor of any such Party but rather in accordance with the fair meaning hereof.

36.           Recourse Only Against Parties. Subject to the remainder of this Section 36, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, are in respect of, arise under, arise out or by reason of, are connected with, or relate in any manner to this Agreement, the negotiation, execution, or the performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) or the transaction contemplated hereby and thereby, may be made only against (and are expressly limited to) the entities that are expressly identified as “Parties” in the preamble to this Agreement or any successor or permitted assign of any such Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any Contracting Party, or any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any of the foregoing, in each case, to the extent such Person does not become a successor or assign of one of the Contracting Parties (“Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) to any Contracting Party with which it is not engaged or does not have a contractual relationship with (outside of this Agreement) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement, the performance of this Agreement, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of the other Contracting Party on any of its Nonparty Affiliates, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any of the other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything in this Section 36 to the contrary, this Section 36 does not provide (and shall in no event be interpreted to provide) for any waiver, release or relinquishment by any Contracting Party of any claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) of any sort which such Contracting Party may have against any of its own Nonparty Affiliates (being those that such Contracting Party has engaged or has a contractual relationship with outside of this Agreement).

37.            Certain Defined Terms:

(a)            “AFE” means any authorities for expenditures or other written capital proposals proposed by Seller to any third Person or proposed by any third Person to Seller to conduct operations relating to the Assets.

(b)            “Affiliate” means, with respect to any Person, a Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person. “Control” and derivatives of such term (including the terms and phrases “Controls”, “Controlled”, “Controlled by” and “under common Control with”), as used in this definition, means having the ability, whether or not exercised, to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

(c)            “Capital Recovery Expense Program” means the Karnes Capital Recovery (Facility Expense) program as established by Buyer in the Sales Area.

(d)            “Consent” means a consent by a third party required under Lease or Contract to transfer such Lease or Contract to Buyer pursuant to this Agreement that if not obtained prior to the assignment thereof, would (expressly, pursuant to the terms of the applicable Lease or Contract) either terminate Seller’s interest therein or void or nullify the assignment with respect thereto; provided, however, “Consent” does not include (i) any Customary Post-Closing Consents, (ii) transfer orders and other filings and notices that are routine and customary in connection with the transfer of oil and gas assets where the Assets are located; (iii) compliance with Laws of any Governmental Authority, (iv) any consent under Contracts that are terminable upon 60 days or less notice without payment of any fee, and (v) any consent or waiver required under any applicable maintenance of uniform interest provision under any joint operating agreements constituting a Contract.

(e)            “Defensible Title” means that record title of Seller in the Assets which, subject to and except for Permitted Encumbrances:

(i)             with respect to each Well set forth on Exhibit A-2, entitles Seller (and will entitle Buyer, as successor in interest to Seller) to not less than the Net Revenue Interest set forth in Exhibit A-2 for such Well throughout the productive life thereof, except (A) decreases in connection with those operations in which Seller may validly elect, with the prior written consent, or at the instruction, of Buyer, on or after the Execution Date to be a non-consenting co-owner, (B) decreases resulting from the establishment or amendment, on or after the Execution Date, of pools or units provided Buyer is notified in writing of, and consents to, such pooling, unitization or amendment prior to Seller agreeing to same, and (C) as expressly stated in Exhibit A-2;

(ii)            with respect to each Well set forth on Exhibit A-2, obligates Seller (and will obligate Buyer, as successor in interest to Seller) to bear a Working Interest for such Well that is not greater than the Working Interest set forth in Exhibit A-2 for such Well without increase throughout the productive life of such Well, except (A) as expressly stated in Exhibit A-2, (B) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law and (C) increases that are accompanied by at least a proportionate increase in Seller’s (and Buyer’s, as successor in interest to Seller) Net Revenue Interest for such Well;

(iii)           with respect to each Unit set forth on Exhibit A-3, entitles Seller (and will entitle Buyer, as successor in interest to Seller) to not less than the Net Revenue Interest set forth in Exhibit A-3 for such Unit throughout the productive life thereof, except (A) decreases in connection with those operations in which Seller may validly elect, with the prior written consent, or at the instruction, of Buyer, on or after the Execution Date to be a non-consenting co-owner, (B) decreases resulting from the establishment or amendment, on or after the Execution Date, of pools or units provided Buyer is notified in writing of, and consents to, such pooling, unitization or amendment prior to Seller agreeing to same, and (C) as expressly stated in Exhibit A-3;

(iv)          with respect to each Unit set forth on Exhibit A-3, obligates Seller (and will obligate Buyer, as successor in interest to Seller) to bear a Working Interest for such Unit that is not greater than the Working Interest set forth in Exhibit A-3 for such Unit without increase throughout the productive life of such Unit, except (A) as expressly stated in Exhibit A-3, (B) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law and (C) increases that are accompanied by at least a proportionate increase in Seller’s (and Buyer’s, as successor in interest to Seller) Net Revenue Interest for such Unit;

(v)           is free and clear of liens, encumbrances, obligations, or defects, other than Permitted Encumbrances.

(vi)          “Environmental Law” means, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the date hereof, and all similar Laws as of the date hereof of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing.

(f)            “Governmental Authority” means any federal, state, county, city, local, municipal, tribal, foreign or other government; any governmental, quasi-governmental, regulatory or administrative agency, commission, department, board, bureau, body, official or other authority or instrumentality exercising or entitled to exercise any administrative, executive, judicial, legislative or regulatory or taxing authority or power; and any court, arbitral body (public or private) or other tribunal, including any tribal authority having or asserting jurisdiction with respect to the Properties.

(g)           “Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

(h)           “Law” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

(i)            “Liabilities” means any and all claims, causes of actions, payments, charges, interest assessments, judgments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants and other professional representatives and reasonable legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contracts claims, torts or otherwise.

(j)             “Material Adverse Effect” means any effect that is material and adverse to the ownership, operation or value of the Assets, taken as a whole, and as currently operated; provided, however, that “Material Adverse Effect” does not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (iv) any effect resulting from a change in Laws or regulatory policies.

(k)            “Net Revenue Interest” means, with respect to any Well, Seller’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well, in each case, after giving effect to all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of Hydrocarbon production therefrom.

(l)            “Permitted Encumbrances” mean

(i)            any encumbrances, defects, or irregularities affecting the Wells or Units, as applicable, which do not, individually or in the aggregate, (A) reduce Seller’s Net Revenue Interest below that shown on Exhibit A-2 for any Well or below that shown on Exhibit A-3 for any Unit or (B) materially detract from the value of, or materially interfere with the use or ownership of the Assets and which would be accepted or waived by a reasonable and prudent purchaser of oil and gas properties;

(ii)           liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith in the normal course of business;

(iii)          materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law);

(iv)         any encumbrance affecting the Assets that is discharged by Seller at or prior to Closing; and

(v)          liens granted under applicable joint operating agreements.

(m)            “Preferential Right” means any preferential purchase rights, rights of first offer, rights of first refusal, tag rights, drag rights or similar rights applicable to any of the Assets which are triggered by the transactions contemplated by this Agreement.

(n)           “Property Costs” means all operating expenses (including costs of insurance, rentals, shut-in payments royalties and all other payments called for by the Leases) and capital expenditures (including costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, and overhead costs charged to the Assets under the applicable operating agreement, but excluding (without limitation) Liabilities, losses, costs, and expenses attributable to: (i) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or other torts, illness or death; (ii) property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock, and other personal property in the ordinary course of business); (iii) obligations to plug wells, dismantle, decommission or remove facilities, clear sites, and/or restore the surface around such wells or facilities; (iv) violations of any Law (or private causes or rights of action under any Law); (v) environmental damage or Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment under applicable Environmental Law; (vi) title and environmental claims (including claims that Leases have terminated); (vii) obligations to pay third-party Working Interests or to pay any and all royalties (including overriding royalties and other burdens on production of Hydrocarbons), including those in suspense, as well as claims of improper calculation or payment of same; (viii) Seller’s overhead or general and administrative costs and fees (other than those charged to the Assets under the applicable operating agreement); (ix) any taxes allocable to Seller under this Agreement; (x) gas balancing and other production balancing obligations; (xi) any costs or expenses incurred by Seller prior to Closing attributable to the remediation or other curing of environmental issues attributable to the Assets; (xii) any cost arising out of the Capital Recovery Expense Program; (xiii) bonuses, delay rentals, option payments or other consideration bonus payments, paid-up rentals, or other Lease acquisition costs, broker’s costs, title diligence costs, title curative costs and attorney’s fees incurred by or on behalf of Seller or its Affiliates in connection with the acquisition of any of the Assets; (xiv) those matters set forth on Schedule 10(h); and (xv) any claims for indemnification, contribution, or reimbursement from any third Person with respect to Liabilities, losses, costs, and expenses of the type described in preceding clauses (i) through (xiv), whether such claims are made pursuant to contract or otherwise.

(o)           “Sale Area” means all the lands included in the area covered by the geographic boundaries of the lands located in Karnes County, Texas depicted in the plat set forth on Exhibit A-4.

(p)           “Working Interest” means, with respect to any Well, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for that Well or Unit, as applicable, in each case, without regard to the effect of any royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of production therefrom.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

SELLER:

AMPLIFY ENERGY OPERATING LLC

By:	/s/ Martyn Willsher
Name:	Martyn Willsher
Title:	President and Chief Executive Officer

BUYER:

MURPHY EXPLORATION & PRODUCTION COMPANY – USA

By:	/s/ Simon Payne
Name:	Simon Payne
Title:	Vice President, Business Development

Signature Page to Purchase and Sale Agreement